December 22, 2020

A3 Alternative Credit Fund

90 Madison Street, Suite 303

Denver, Colorado 80206

Re:	A3 Alternative Credit Fund, File Nos. 333-231938 and 811-23447

Ladies and Gentlemen:

A legal opinion that we prepared was filed with Pre-Effective Amendment No. 1 to the Registration Statement for the A3 Alternative Credit Fund (the “Legal Opinion”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 2 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP